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                                                                    EXHIBIT 99.5

                        [EOG RESOURCES, INC. LETTERHEAD]


                                  May 5, 2000


Bankers Trust Company
4 Albany Street, 4th Floor
New York, New York 10006

Attention: Auction Rate Securities

Ladies and Gentlemen:

         Reference is made to that Auction Agent Agreement between EOG Resources, Inc. ("EOG"), and Bankers Trust Company, dated as of December 22, 1999 (the "Agreement").

         EOG is currently making an exchange offer to the holders of its Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series C, and it is expected that the holders of such stock will exchange such stock for shares of EOG's Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series D. Upon that exchange, you and we agree that all references in the Agreement to "Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series C," or to "Shares" shall be to the Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series D, of EOG, and all references in the Agreement to the "Certificate of Designations" shall be to the Certificate of Designations, as amended, of EOG establishing the designation, preferences and rights of its Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series D, as filed with the Secretary of State of the State of Delaware.

         If the foregoing correctly sets forth our agreement, please so indicate by signing a copy of this letter in the space provided below.

                                             Very truly yours,

                                             EOG RESOURCES, INC.


                                             By: /s/ David R. Looney
                                                --------------------------------
                                                  Title: Vice President, Finance
                                                         -----------------------


Agreed and accepted this 9th day of June, 2000


BANKERS TRUST COMPANY


By: /s/ Susan Johnson
   -------------------------------------------
         Title: Vice President
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